Exhibit 99.1

Boise Cascade Company

1111 West Jefferson Street Ste 300  PO Box 50  Boise, ID 83728

T 208 384 6161  F 208 384 4913

News Release

Investor Relations Contact	Media Contact

Wayne Rancourt	John Sahlberg

Office 208 384 6073	Office 208 384 6451

For Immediate Release:  August 15, 2013

BOISE CASCADE COMPANY ANNOUNCES CLOSING OF PRIVATE OFFERING OF $50 MILLION OF ADDITIONAL SENIOR NOTES

BOISE, Idaho — Boise Cascade Company (Boise Cascade) (NYSE: BCC) today announced that it has closed the previously announced offering of $50,000,000 in aggregate principal amount of 6 3/8% senior notes due 2020 (the “Notes”) in a private offering that was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes and related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities. The Notes offering was only made by means of a private offering memorandum, and was not made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful.

About Boise Cascade

Boise Cascade is a large vertically-integrated wood products manufacturer and building materials distributor with widespread operations in the United States and Canada. Boise Cascade is headquartered in Boise, Idaho.